Exhibit 99.3

Bayer AG

Oliver Zuehlke’s Speech Addressing Bayer Employees

May 23, 2016

Oliver Zuehlke, Vice Chairman of Bayer AG’s Supervisory Board and Chairman of the Bayer Central Works Council: Good afternoon, ladies and gentlemen. Bayer’s announcement that it intends to acquire Monsanto surely raised questions for a lot of you, and has maybe even caused you some concern.

In recent days, the employee representatives on the Supervisory Board were tasked with evaluating the decision, and its opportunities and risks — as well as the opportunities and risks that would result if Bayer declined to act while the external market is evolving substantially.

What is particularly important to us from the viewpoint of the German workforce? In this discussion, we demanded a clear commitment by the Board of Management to Germany as a base of operation and to employment here. And we secured this commitment through a Joint Declaration. The various questions that we have received so far through the webcast show that many of the points in this joint declaration have been addressed. I believe we will be able to get substantial answers to these questions.

Mr. Baumann already mentioned that the company is pressing ahead with the integration of the subgroups into the divisions. This also means that the efforts and tasks that have been undertaken so far over the course of Bayer’s reorganization process will be continued to ensure that we have an integrated business that of course also includes Animal Health.

It was particularly important to us that the pledge to safeguard employment and to rule out dismissals for economic reasons through the end of 2020 — an agreement that has been the foundation of our company for years — will remain in place. There are always opportunities to talk about these kinds of agreements as well in the context of major changes in the company. Here it went without saying for the Board of Management that they would continue to confirm this agreement together with us.

In addition to the commitment to this agreement, an important question for us is: What are the prospects for employment in Germany? Above all this involves investment — not just in research and development, but also in property, plant and equipment. Our Joint Declaration very clearly states that the company will continue to invest in R&D and property, plant and equipment in Germany in the future, and that the budget for the individual investment for 2016 will continue to be spent.

Of course, it is possible that antitrust issues could arise during the discussion surrounding the Monsanto acquisition that we cannot yet answer today. For the event that this would have any effects on employment — which would likely only be of a minor nature — we asked the question: What would this mean both for the Employment Pact and for working conditions? Here, too, we were able to secure a pledge in the Joint Declaration that these aspects too would remain in place and not be compromised.

As Mr. Baumann already mentioned, it is a very important statement that no divestitures will be necessary to finance this transaction, nor will any streamlining measures be necessary in Germany to finance these plans. This is also spelled out in the Joint Declaration.

What does this mean for Crop Science in Germany? The sites at Monheim, Frankfurt, Dormagen and Knapsack are important locations for the Crop Science business. Our global headquarters are currently based in Monheim. This will continue to be the case, and the Crop Protection Center of Excellence will also remain in Monheim.

As I mentioned, it’s always important for the future to invest in research and development as well. We presume the research and development activities at the Frankfurt and Monheim sites will also be strengthened by combining the businesses.

It has already been stated that Pharmaceuticals and Consumer Health will of course remain core businesses of our Life Science company Bayer. Here as well, further investment has been pledged to strengthen these businesses, and the Board of Management has pledged to maintain the business fields we currently have. Of course, this also means that a site such as Berlin — the headquarters of Pharmaceuticals — is not called into question, but rather is reaffirmed.

In connection with Bayer’s reorganization process, BBS is certainly one of the areas that will have to master the greatest changes; this also applies to a large number of employees who will transfer to BBS with effect from July 1. The Monsanto project will not only confirm the planned strengthening of the role of BBS within the Bayer Group, but even increase the importance of that organization.

This is evident and explainable partly through the fact that various activities of a combined business will involve the infrastructures we already provide — such as IT or reporting systems — and that this integration will also be transferred at BBS.

Digital is one of the topics that has been mentioned several times. This shows that Bayer is gaining access to new fields and new expertise. Furthermore, of course, both Pharmaceuticals and Animal Health will be able to continue to make use of this expertise, and thus strengthen the importance of Germany as an industrial base by driving forward this topic.

As employee representatives on the Supervisory Board, we are of course well aware that we cannot answer all your questions with this Joint Declaration. Yet with the signatures of Mr. Baumann, Mr. Condon and our Labor Director on this Joint Declaration, it has become clear that the company is clearly committed to employment and to Germany as a base of operations. And that we have described key guidelines as to how this acquisition is to take place and what impact this will have on Germany.

Furthermore, the Board of Management has pledged to us that in this combined company, it will display a high degree of responsibility toward the employees, customers and society at large. I am personally convinced that our values in the company are so strong that Bayer will remain Bayer.

Michael Preuss: Thank you, Mr. Zuehlke. - Let me add that you can also find and read the text of the Joint Declaration in Bayer Aktuell and on the Intranet. We transmitted it this morning in a suitably timely manner. - This concludes our remarks for today. Thank you for your interest. Have a good day. - Thank you.

Forward-Looking Statements

This communicaton may contain forward-looking statements based on current assumptions and forecasts made by Bayer management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Information

This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”).  This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto.  No tender offer for the shares of Monsanto has commenced at this time.  At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer.  Any definitive tender offer documents will be mailed to the stockholders of Monsanto.  STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov.